Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of W-H Energy Services, Inc.

We have audited the accompanying consolidated balance sheets of W-H Energy Services, Inc. (a Texas corporation) and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of W-H Energy Services, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes on January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), W-H Energy Services, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 27, 2008, expressed an unqualified opinion that W-H Energy Services, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting.

GRANT THORNTON LLP

Houston, Texas
February 27, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
W-H Energy Services, Inc.

We have audited W-H Energy Services, Inc.’s (a Texas corporation) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The management of W-H Energy Services, Inc. and its subsidiaries is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on W-H Energy Services, Inc.’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, W-H Energy Services, Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of W-H Energy Services, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, and our report dated February 27, 2008 expressed an unqualified opinion on those consolidated financial statements.

GRANT THORNTON LLP

Houston, Texas
February 27, 2008

W-H ENERGY SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2007	2006
		(as adjusted)

Current Assets:
Cash and cash equivalents	$23,076	$36,329
Accounts receivable, net of allowance of $6,696 and $5,596, respectively	252,313	204,755
Inventories	102,584	78,127
Deferred income taxes	13,401	7,870
Prepaid expenses and other	15,479	14,906

Total current assets	406,853	341,987
Property and equipment, net	448,913	343,496
Goodwill	135,928	119,550
Other assets, net	15,336	19,248

Total assets	$1,007,030	$824,281

Current Liabilities:
Accrued liabilities	$62,059	$64,759
Accounts payable	54,756	56,668

Total current liabilities	116,815	121,427
Long-term debt	150,000	150,000
Deferred income taxes	73,526	56,637
Other long-term obligations	11,161	993
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 100,000 shares authorized, 30,699 and 30,158 shares issued and outstanding, respectively	3	3
Additional paid-in capital	293,424	272,010
Other comprehensive income	6,291	9,759
Retained earnings	355,810	213,452

Total shareholders’ equity	655,528	495,224

Total liabilities and shareholders’ equity	$1,007,030	$824,281

The accompanying notes are an integral part of these financial statements.

W-H ENERGY SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	For the Years Ended December 31,
	2007	2006	2005
		(as adjusted)	(as adjusted)

Revenues	$1,127,007	$894,754	$634,361
Costs and expenses:
Cost of revenues	610,500	471,896	356,816
Selling, general and administrative	175,900	147,202	108,946
Warehouse fire related costs	—	—	3,690
Research and development expenses	21,362	17,189	16,275
Depreciation and amortization	79,286	62,713	56,639

Total costs and expenses	887,048	699,000	542,366

Operating income	239,959	195,754	91,995
Other (income) expense:
Interest expense, net	8,388	8,864	10,498
Other (income) expense, net	(33)	72	279

Income before income taxes	231,604	186,818	81,218
Provision for income taxes	85,193	71,212	31,608

Net income	$146,411	$115,606	$49,610

Comprehensive income:
Net income	$146,411	$115,606	$49,610
Increase (decrease) in interest rate swap valuations	(3,325)	353	2,030
Foreign currency translation adjustment	(143)	1,554	(1,700)

Comprehensive income	$142,943	$117,513	$49,940

Earnings per share:
Basic	$4.82	$3.90	$1.76
Diluted	$4.70	$3.78	$1.71
Number of shares used in calculation of earnings per share:
Basic	30,351	29,656	28,135
Diluted	31,154	30,572	29,086

The accompanying notes are an integral part of these financial statements.

W-H ENERGY SERVICES, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

	Common
	Stock		Additional		Other
		Par	Paid-In	Deferred Stock	Comprehensive	Retained
	Shares	Value	Capital	Compensation	Income	Earnings	Total

Balance, January 1, 2005 (as adjusted)	27,803	$3	$214,846	$(806)	$7,522	$48,236	$269,801
Amortization of deferred stock compensation	—	—	—	526	—	—	526
Issuance of common stock — stock option exercises	992	—	12,991	—	—	—	12,991
Issuance of common stock — acquisitions	31	—	882	—	—	—	882
Tax benefit from employee stock option plan	—	—	6,673	—	—	—	6,673
Interest rate swap valuations, net of tax of $1,092	—	—	—	—	2,030	—	2,030
Foreign currency translation adjustment	—	—	—	—	(1,700)	—	(1,700)
Net income (as adjusted)	—	—	—	—	—	49,610	49,610

Balance, December 31, 2005	28,826	3	235,392	(280)	7,852	97,846	340,813
Elimination of deferred stock compensation in accordance with the adoption of SFAS 123R	—	—	(280)	280	—	—	—
Share-based compensation	117	—	5,291	—	—	—	5,291
Issuance of common stock — stock option exercises	1,195	—	17,385	—	—	—	17,385
Issuance of common stock — acquisitions	20	—	889	—	—	—	889
Tax benefit from employee stock option plan	—	—	13,333	—	—	—	13,333
Interest rate swap valuations, net of tax of $189	—	—	—	—	353	—	353
Foreign currency translation adjustment	—	—	—	—	1,554	—	1,554
Net income (as adjusted)	—	—	—	—	—	115,606	115,606

Balance, December 31, 2006	30,158	3	272,010	—	9,759	213,452	495,224
Cumulative effect adjustment due to adoption of FIN 48	—	—	—	—	—	(4,053)	(4,053)
Share-based compensation	67	—	5,543	—	—	—	5,543
Issuance of common stock — stock option exercises	384	—	6,814	—	—	—	6,814
Issuance of common stock — acquisitions	90	—	3,500	—	—	—	3,500
Tax benefit from employee stock option plan	—	—	5,557	—	—	—	5,557
Interest rate swap valuations, net of tax of ($1,791)	—	—	—	—	(3,325)	—	(3,325)
Foreign currency translation adjustment	—	—	—	—	(143)	—	(143)
Net income	—	—	—	—	—	146,411	146,411

Balance, December 31, 2007	30,699	$3	$293,424	$—	$6,291	$355,810	$655,528

The accompanying notes are an integral part of this financial statement.

W-H ENERGY SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2007	2006	2005
		(as adjusted)	(as adjusted)

Cash Flows from Operating Activities:
Net income	$146,411	$115,606	$49,610
Adjustments to reconcile net income to cash provided by operating activities —
Depreciation and amortization	79,286	62,713	56,639
Provision for doubtful accounts	1,851	1,443	2,103
Gain on sales of equipment, net	(24,597)	(18,987)	(12,158)
Deferred tax provision	12,393	10,844	3,290
Share-based compensation	5,543	5,291	526
Amortization of deferred financing costs	574	574	488
Excess tax benefit from share-based compensation	(5,557)	(13,333)	—
Change in operating assets and liabilities, excluding effects of acquisitions —
Accounts receivable, net	(44,589)	(53,174)	(42,230)
Inventories	(24,122)	(22,448)	(6,572)
Prepaid expenses and other	(2,001)	(2,776)	2,007
Other assets, net	(289)	23	576
Accounts payable, accrued liabilities and other	(966)	58,289	18,407

Net cash provided by operating activities	143,937	144,065	72,686

Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired of $3,152, $693 and $ — , respectively	(12,583)	(8,724)	(2,496)
Additions to property and equipment	(200,088)	(153,790)	(88,967)
Proceeds from sales of equipment	43,096	28,824	22,934

Net cash used in investing activities	(169,575)	(133,690)	(68,529)

Cash Flows from Financing Activities:
Proceeds from the issuance of debt	112,596	25,760	61,783
Payments on debt	(112,596)	(40,760)	(77,588)
Debt issuance costs	—	—	(1,089)
Proceeds from exercise of stock options	6,814	17,385	12,991
Excess tax benefit from share-based compensation	5,557	13,333	—

Net cash provided by (used in) financing activities	12,371	15,718	(3,903)

Effect of exchange rate changes on cash	14	322	(788)

Net Increase (Decrease) in Cash and Cash Equivalents	(13,253)	26,415	(534)
Cash and Cash Equivalents, beginning of period	36,329	9,914	10,448

Cash and Cash Equivalents, end of period	$23,076	$36,329	$9,914

Supplemental Disclosure of Cash Flow Information:
Interest paid during the period, net	$8,873	$8,673	$9,366

Income taxes paid during the period	$69,648	$40,075	$15,647

Supplemental Disclosure of Non-cash Transactions:
Transactions:
Issuance of common stock for acquisitions	$3,500	$889	$882

The accompanying notes are an integral part of these financial statements.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business Organization

Description of Company

W-H Energy Services, Inc., a Texas corporation, and its subsidiaries (collectively, “W-H”) is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. W-H has the following primary lines of business: (1) drilling related products and services, which include logging-while-drilling, measurement-while-drilling, directional drilling, down-hole drilling motors, drilling fluids and rental tools; and (2) completion and workover related products and services, which include cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment, coiled tubing, completion fluids and rental tools.

W-H’s business depends in large part on the conditions in the oil and natural gas industry and specifically on the amount of capital spending by its customers. Any prolonged increase or decrease in oil and natural gas prices affects the levels of exploration, development and production activity, as well as the entire health of the oil and natural gas industry. Changes in prices could have a material effect on W-H’s results of operations and financial condition, particularly with respect to its drilling related products and services segment. Demand for W-H’s drilling related products and services is directly affected by the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Demand for W-H’s completion and workover related products and services also depends on oil and natural gas production activity, which is less immediately affected by changes in oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond W-H’s control. Any prolonged reduction in oil and natural gas prices may depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for W-H’s drilling related products and services which could have a material adverse effect on its revenues and profitability. Other risk factors include, but are not limited to, risks associated with (1) W-H’s ability to develop and commercialize competitive tools and technologies, (2) explosions, spills, fires and other accidents, (3) the competitive nature of W-H’s business, (4) the cost and availability of insurance, (5) the ability to attract and retain skilled employees and managers and (6) weather conditions in offshore markets.

2.	Summary of Significant Accounting Policies

Consolidation and Presentation

The accompanying consolidated financial statements include the accounts of W-H and its subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the current presentation.

Cash and Cash Equivalents

W-H considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable have a concentration of credit risk in the oil and natural gas industry. W-H relies upon credit approval, balance limitation and monitoring procedures to control credit risk on trade accounts receivable. W-H generally does not require collateral.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Doubtful Accounts

W-H extends credit to customers and other parties in the normal course of business. W-H regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, W-H makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. In the event W-H was to determine that a customer may not be able to make required payments, W-H would increase the allowance through a charge to income in the period in which that determination is made.

Inventories

Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis. Inventories consist primarily of equipment, parts, raw materials and supplies. W-H assesses the realizability of its inventories based upon specific usage and future utility. A charge to results of operations is taken when factors that would result in a need for a reduction in the valuation, such as excess or obsolete inventory, are noted.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs, which do not improve or extend the life of such assets, are charged to operations as the services are provided. Disposals are removed at cost, less accumulated depreciation, and any resulting gain or loss is reflected in the accompanying consolidated statements of operations and comprehensive income. Proceeds from customers for rental equipment that is involuntarily damaged or lost down-hole are reflected as revenues, with the resulting carrying value of the related rental equipment charged to cost of revenues. Interest costs of $0.4 million and $0.2 million were capitalized during the years ended December 31, 2007 and 2006, respectively, related to its construction of the Rocky Mountain region facilities.

Proceeds from sales of equipment, including sales of equipment involuntarily damaged or lost down-hole, are reported as cash inflows from investing activities in the accompanying consolidated statements of cash flows. For the years ended December 31, 2007, 2006 and 2005, proceeds from sales of equipment involuntarily damaged or lost down-hole were $42.7 million, $27.9 million and $20.8 million, respectively. For the years ended December 31, 2007, 2006 and 2005, the gain on sales of equipment involuntarily damaged or lost down-hole was $26.4 million, $20.0 million and $13.7 million, respectively.

Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. The useful lives of the major classes of property and equipment are as follows:

Life in
Years

Rental equipment	2-10
Machinery and equipment	5-10
Automobiles and trucks	2-10
Office equipment, furniture and fixtures	3-7
Buildings and leasehold improvements	5-40

Realization of Long-Lived Assets

W-H evaluates the carrying value of long-lived assets whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, W-H measures the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. If such evaluations indicate that the future

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. There have been no significant events or changes in circumstances indicating that the carrying value of W-H’s long-lived assets may not be recoverable; therefore, no adjustments were made to the carrying value of long-lived assets during the three years ended December 31, 2007.

Goodwill and Other Intangibles

Goodwill represents the excess of the aggregate price paid by W-H in acquisitions over the fair market value of the tangible and identifiable intangible net assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” separable intangible assets that are not deemed to have indefinite lives will be amortized over their useful lives.

Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized but are reviewed annually (or more frequently if indicators arise) for impairment. According to SFAS No. 142, companies are required to identify their reporting units and determine the aggregate carrying values and fair values of all such reporting units. If the carrying value of a reporting unit exceeds its relative fair value, SFAS No. 142 requires that a second impairment test be performed. This second step requires the comparison of the implied fair value of the reporting unit goodwill to its related carrying value, both of which must be measured by the company at the same point in time each year. W-H performed the required assessments in accordance with SFAS No. 142 for the three years ended December 31, 2007, which resulted in W-H recording no goodwill impairment expense.

Debt Issue Costs

Other assets includes debt issue costs related to W-H’s revolving credit facility. W-H amortizes these costs as interest expense over the scheduled maturity period of the debt. Financing costs associated with W-H’s current credit facility, as amended, totaled approximately $2.6 million, and are amortized ratably to interest expense over the remaining term of the credit facility.

Revenue Recognition

W-H provides rental equipment and services to its customers on a day/hourly rate basis and recognizes the related revenue on a per-day/hourly basis as the work progresses. W-H also sells products to customers and recognizes the related revenue as items are shipped from its facilities. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost down-hole are reflected as revenues. For the years ended December 31, 2007, 2006 and 2005, proceeds from sales of equipment involuntarily damaged or lost down-hole included in revenues were $42.7 million, $27.9 million and $20.8 million, respectively.

Cost of Revenues

The primary components of cost of revenues are those salaries, expendable supplies, repairs and maintenance, costs of products sold and general operational costs that are directly associated with the services W-H performed for or products sold by W-H to its customers.

In September 2006, the FASB issued FASB Staff Position (“FSP”) AUG AIR-1 — “Accounting for Planned Major Maintenance Activities”. FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities because it results in the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. W-H adopted the guidance in FSP AUG AIR-1 as of January 1, 2007 and applied it retrospectively for all prior periods presented. The Consolidated Financial Statements as of and for the years ended December 31, 2006 and 2005 are labeled “as adjusted” to reflect they have been adjusted to amounts previously reported. As of January 1, 2007, the cumulative effect of this accounting change decreased accrued liabilities by $3.5 million, decreased deferred tax assets by $1.0 million and increased retained earnings by $2.5 million. For the years ended December 31, 2006 and 2005, the effect of this accounting

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change resulted in adjustments that decreased cost of revenues by $0.8 million and $1.0 million, increased net income by $0.6 million and $0.7 million, and increased diluted earnings per share by $0.02 and $0.02, respectively, as compared to amounts previously reported.

Research and Development

Research and development costs primarily represent salaries of research personnel and their related expenditures. Such activities are expensed when incurred. For the years ended December 31, 2007, 2006 and 2005, research and development costs were $21.4 million, $17.2 million and $16.3 million, respectively.

Income Taxes

W-H utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates. W-H recognizes liabilities for anticipated tax issues based on its estimate of whether, and the extent to which, additional taxes will be due. These liabilities are adjusted accordingly as information on the associated tax issues becomes available.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the application of SFAS No. 109, “Accounting for Income Taxes,” by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, recognition, classification and disclosure of tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006; accordingly, W-H adopted FIN 48 effective as of January 1, 2007. Upon adoption, W-H recognized a cumulative effect adjustment of approximately $4.1 million as a reduction to retained earnings to increase the liability for unrecognized tax benefits. See Note 9 for more information.

In May 2007, the FASB issued FSP FIN 48-1, an amendment to FIN 48, which provides guidance on how an entity is to determine whether a tax position has effectively settled for purposes of recognizing previously unrecognized tax benefits. Specifically, this guidance states that an entity would recognize a benefit when a tax position is effectively settled using the following criteria: (1) the taxing authority has completed its examination including all appeals and administrative reviews; (2) the entity does not plan to appeal or litigate any aspect of the tax position; and (3) it is remote that the taxing authority would examine or reexamine any aspect of the tax position, assuming the taxing authority has full knowledge of all relevant information relative to making their assessment on the position. W-H applied this guidance in its adoption of FIN 48 and it will continue to apply this guidance as applicable in future periods.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

W-H considers the fair value of all financial instruments (primarily long-term debt) not to be materially different from their carrying values at the end of each fiscal year based on management’s estimate of W-H’s ability to borrow funds under terms and conditions similar to those of W-H’s existing debt.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On May 18, 2005, W-H entered into interest rate swap agreements with a total notional amount of $150.0 million related to its credit facility. The interest rate swap agreements have been designated as and qualify as cash flow hedging instruments. The interest rate swap agreements are fully effective, and have resulted in no gain or loss due to ineffectiveness being recorded in net income in the Consolidated Statement of Operations and Comprehensive Income. W-H records the fair values of the interest rate swap agreements on its Consolidated Balance Sheet. See Note 7 to the Consolidated Financial Statements for more information.

With the exception of the operating leases on real property and automobile leases discussed in Note 8 to the Consolidated Financial Statements, W-H has no off-balance sheet debt or other off-balance sheet financing arrangements.

Accounting for Share-Based Compensation

W-H expenses the grant-date fair value of stock options and other equity-based compensation issued to employees. For awards with service conditions and a graded vesting schedule only, W-H recognizes compensation expense on a straight-line basis over the requisite service period for the entire award. W-H’s policy is to issue new shares of common stock to satisfy stock option exercises or grants of restricted shares.

The fair value of option awards will be estimated on the date of grant using a binomial lattice-based option valuation model, which incorporates ranges of assumptions for inputs. The assumptions will be determined as follows:

•	the expected volatility will be a blend of implied volatility based on market-traded options on W-H’s common stock and historical volatility of W-H’s stock over the contractual life of the options;

•	historical data will be used to estimate option exercise and employee termination behavior within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected life of options granted will be derived from the output of the option valuation model and represents the period of time the options are expected to be outstanding; and

•	the risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

Through December 31, 2005, W-H accounted for all stock-based employee compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB No. 25, no stock-based employee costs are reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net income and earnings per share as if W-H had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

Year Ended
December 31, 2005
(as adjusted)

Net income, as reported	$49,610
Add: Total stock-based employee compensation expense included in reported net income, net of related tax effect	321
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(2,489)

Pro forma net income	$47,442

Earnings per share:
As reported:
Basic	$1.76
Diluted	$1.71
Pro forma:
Basic	$1.69
Diluted	$1.63
Weighted-average fair value per share of options granted	$11.85

In calculating the amount of the deduction in the table above, the fair value of each option was estimated on the date of grant using the Black-Scholes option valuation model.

Foreign Currency Translations

The operations of foreign locations were translated into U.S. dollars based on the current exchange rates at the respective balance sheet dates and the weighted-average rates during each year for the statements of operations and comprehensive income. For the years ended December 31, 2007, 2006 and 2005, the translation adjustments were a loss of $0.1 million, a gain of $1.6 million, and a loss of $1.7 million, respectively, and are reflected as foreign currency translation adjustments in the consolidated statements of operations and comprehensive income.

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period as adjusted for the dilutive effect of stock options and restricted shares. For the years ended December 31, 2007 and 2006, there were no anti-dilutive stock options, therefore, the effect of all stock options were included in the diluted earnings per share calculation. For the year ended December 31, 2005, 2,382 shares were excluded from the calculation because the exercise price of the underlying stock options exceeded the average price of our common stock for the applicable period.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following reconciles basic and diluted weighted average shares outstanding (in thousands):

	Year Ended December 31,
	2007	2006	2005

Basic weighted average shares outstanding	30,351	29,656	28,135
Dilutive effect of stock options and restricted shares	803	916	951

Diluted weighted average shares outstanding	31,154	30,572	29,086

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which is intended to increase consistency and comparability in fair value measurements in financial statements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. W-H will adopt SFAS No. 157 on January 1, 2008 and does not anticipate it will have a material impact on its Consolidated Financial Statements. FSP FAS 157-2, “Effective Date of FASB Statement No. 157,” provides a one-year deferral of the effective date of FASB Statement 157, Fair Value Measurements, for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed in financial statements at fair value on a recurring basis.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities (as amended)” (“SFAS No. 159”), which permits entities to choose to measure most financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. W-H will adopt SFAS No. 159 on January 1, 2008 and does not anticipate it will have a material impact on its Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”) to change how an entity accounts for the acquisition of a business. SFAS No. 141R carries forward the existing requirements to account for all business combinations using the acquisition method (formerly called the purchase method). In general, SFAS No. 141R will require acquisition-date fair value measurement of identifiable assets acquired, liabilities assumed and non-controlling interests in the acquiree. SFAS 141R will eliminate the current cost — based purchase method under SFAS No. 141. The new measurement requirements will result in the recognition of the full amount of acquisition-date goodwill, which includes amounts attributable to non-controlling interests. The acquirer will recognize in income any gain or loss on the remeasurement to acquisition-date fair value of consideration transferred or of previously acquired equity interests in the acquiree. The direct costs incurred to effect a business combination and the costs the acquirer expects to incur under a plan to restructure an acquired business will be charged to expense when incurred. SFAS No. 141R will also change the accounting for contingent consideration, in process research and development, contingencies, and restructuring costs. In addition, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination that occur after the measurement period will impact income taxes under SFAS No. 141R. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those years. W-H intends to adopt SFAS No. 141R effective January 1, 2009 and apply its provisions prospectively. W-H currently does not believe that the adoption of Statement No. 141R will have a significant effect on its financial statements; however, the effect is dependent upon whether W-H makes any future acquisitions and the specific terms of those acquisitions.

SFAS No. 141R amends the goodwill impairment test requirements in SFAS No. 142. For a goodwill impairment test as of a date after the effective date of SFAS No. 141R, the value of the reporting unit and the amount of implied goodwill, calculated in the second step of the test, will be determined in accordance with the measurement and recognition guidance on accounting for business combinations under SFAS No. 141R. This

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change could effect the determination of what amount, if any, should be recognized as an impairment loss for goodwill recorded before the effective date of SFAS No. 141R. W-H has not determined what effect, if any, SFAS No. 141R will have on the results of its goodwill impairment testing subsequent to December 31, 2008.

3.	Acquisitions

On January 18, 2007, W-H acquired a distributor of drilling fluids products for cash consideration of approximately $4.9 million. On February 15, 2007, W-H acquired a directional drilling company for total consideration of approximately $14.7 million including cash of $10.8 million and 90,556 shares of W-H common stock.

In 2006, W-H acquired Mt. Pulaski Products, Inc., including its related companies (“Mt. Pulaski”). Mt. Pulaski supplies products used in various industrial applications including drilling fluids. Total consideration for this acquisition of approximately $10.4 million included $9.4 million in cash and 20,358 shares of W-H common stock.

In 2005, W-H acquired Madden Systems, Inc. (“Madden”) to enhance the technology of W-H’s operating companies that offer wireline logging services. Total consideration for this acquisition of $3.5 million included $2.5 million in cash and 31,422 shares of W-H common stock.

Unaudited proforma consolidated financial information for these acquisitions have not been included as the results were not material to current operations.

4.	Detail of Certain Balance Sheet Accounts

Activity in W-H’s allowance for doubtful accounts consists of the following (in thousands):

	Years Ended December 31,
	2007	2006	2005

Balance, beginning of year	$5,596	$5,243	$3,890
Deductions for uncollectible receivables written off	(751)	(1,090)	(750)
Additions charged to expense	1,851	1,443	2,103

Balance, end of year	$6,696	$5,596	$5,243

The components of inventories are as follows (in thousands):

	December 31,
	2007	2006

Finished goods	$73,999	$66,069
Work-in-process	10,937	7,626
Raw materials and supplies	27,227	16,594
Inventory reserve	(9,579)	(12,162)

Inventories	$102,584	$78,127

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net property and equipment consists of the following (in thousands):

	December 31,
	2007	2006

Rental equipment	$515,903	$426,129
Machinery and equipment	104,502	71,942
Automobiles and trucks	36,138	30,396
Office equipment, furniture and fixtures	11,453	9,151
Construction-in-progress	—	10,124
Buildings and leasehold improvements	76,821	33,643

Total	744,817	581,385
Less — accumulated depreciation	(295,904)	(237,889)

Property and equipment, net	$448,913	$343,496

Construction-in-progress during 2006 related to the construction of the Rocky Mountain region facilities completed during 2007. Depreciation expense charged to operations totaled approximately $78.2 million, $61.8 million and $55.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other intangibles, included in other assets, net, consist of the following (in thousands):

	December 31,		Life in
	2007	2006	Years

License agreements and patents	$6,931	$6,784	4-17
Non-compete agreements	3,097	2,905	3-5
Trade secret technology	2,100	2,100	—
Trade name	530	530	—

Total	12,658	12,319
Less — accumulated amortization	(7,966)	(6,991)

Other intangibles, net	$4,692	$5,328

Amortization expense charged to operations totaled approximately $1.1 million, $0.9 million and $1.2 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Estimated aggregate amortization of intangible assets (in thousands) for the next 5 years is as follows:

	2008	2009	2010	2011	2012

Amortization	$733	$673	$380	$94	$10

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accrued liabilities consist of the following (in thousands):

	December 31,
	2007	2006
		(as adjusted)

Accrued compensation and benefits	$29,179	$25,415
Accrued taxes	6,578	14,851
Accrued insurance	3,483	1,775
Accrued professional fees	1,816	2,332
Other accrued liabilities	21,003	20,386

Accrued liabilities	$62,059	$64,759

5.	Goodwill:

The changes in the carrying amount of goodwill for each of W-H’s reportable business segments for the years ended December 31, 2006 and 2007 were as follows (in thousands):

	Drilling	Completion	Total

Balances as of January 1, 2006	$38,585	$74,984	$113,569
Goodwill acquired during the period	5,807	—	5,807
Goodwill adjustments	(2)	176	174

Balances as of December 31, 2006	44,390	75,160	119,550
Goodwill acquired during the period	15,257	—	15,257
Goodwill adjustments	1,214	(93)	1,121

Balances as of December 31, 2007	$60,861	$75,067	$135,928

6.	Credit Facility:

W-H maintains a revolving credit facility with certain lenders to provide for its cash, liquidity and other borrowing needs. The credit facility provides for aggregate borrowings of up to $375.0 million and matures on May 5, 2010. As of December 31, 2007, W-H had an outstanding loan balance of $150.0 million and approximately $10.6 million in letters of credit issued under its credit facility, resulting in an available borrowing capacity on such date of approximately $214.4 million.

Amounts borrowed under the credit facility bear interest, at W-H’s election, at either a variable rate equal to LIBOR, plus a margin ranging from 1.0% to 2.0%, depending upon W-H’s leverage ratio, or an alternate base rate equal to the higher of (1) the prime rate or (2) the federal funds rate plus 0.5%, plus a margin ranging from zero to 1.0%, depending upon W-H’s leverage ratio. Including the effect of the interest rate swap agreements described in Note 7, W-H was incurring interest at a weighted average rate of approximately 5.2% on its total outstanding borrowings as of December 31, 2007.

The credit facility is secured by a lien on substantially all of W-H’s property and assets, a pledge of all the capital stock of W-H’s domestic subsidiaries and a pledge of not greater than 65% of the capital stock of each of W-H’s top tier foreign subsidiaries. In addition, the credit facility is guaranteed by all of W-H’s domestic subsidiaries. The credit facility requires, among other things, that W-H maintain certain financial ratios, including a leverage ratio and an interest coverage ratio, and a specified net worth. The credit facility limits the amount of capital expenditures W-H may make, the amount of debt W-H may incur outside of the credit facility, the amount of future investments W-H may make, the ability of W-H to pay dividends and the ability of W-H to engage in certain business combination transactions. As of December 31, 2007, W-H is in compliance with the financial ratios and other limitations of the credit facility.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Interest Rate Swap Agreements

On May 18, 2005, W-H entered into interest rate swap agreements with a total notional amount of $150.0 million related to its credit facility. Under these agreements, W-H receives interest at a floating rate equal to three month LIBOR and pays interest at a fixed rate of 4.24%. The interest rate swap agreements have been designated as and qualify as cash flow hedging instruments. The interest rate swap agreements are fully effective, and have resulted in no gain or loss due to ineffectiveness being recorded in net income in the Consolidated Statement of Operations and Comprehensive Income. For the years ended December 31, 2007, 2006 and 2005, W-H recognized net gains of $1.7 million and $1.2 million, and net losses of $0.5 million, respectively, to interest expense resulting from the impact of the swap agreements. W-H has recorded the fair value of the interest rate swap agreements on its Consolidated Balance Sheet, which was in aggregate a liability of $1.5 million at December 31, 2007 and an asset of $3.7 million at December 31, 2006 based on the fair value of the instruments. As of December 31, 2007, W-H anticipates that approximately $0.1 million of the liability will be recognized as losses resulting in additions to interest expense during 2008.

8.	Commitments and Contingencies

Operating Leases

W-H leases certain real property and automobiles under operating leases that expire at various dates through 2014. Additionally, W-H rents various equipment under short-term, cancelable arrangements. Rental expense under operating leases and short-term rentals was approximately $42.6 million, $37.7 million and $25.5 million for the years ended December 31, 2007, 2006 and 2005, respectively. Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

For the Year Ended December 31,

2008	$9,980
2009	8,278
2010	6,654
2011	5,837
2012	4,375
Thereafter	10,035

Total	$45,159

Employment Agreements

W-H has entered into employment agreements with its corporate officers. Under these agreements, each officer receives a set base salary, subject to adjustment, an annual discretionary bonus based on specific objectives to be determined by the compensation committee, an automobile allowance and certain fringe benefits as may be available to such executive officers. The agreements are generally for original terms of two to three years, with certain automatic renewal provisions. The agreements also contain a termination clause, which requires a two-year payment (2.5 years in the case of W-H’s Chief Executive Officer) based on the officer’s salary and historical bonus amounts received, in the event of termination without cause or certain change of control events.

W-H also has employment agreements with certain non-corporate officers and other key employees. The agreements are for original terms of two to three years and provide for severance pay upon the occurrence of certain events including involuntary termination.

Litigation

W-H is from time to time a party or otherwise subject to legal proceedings, claims, investigations and other proceedings in the ordinary course of its business. These matters typically involve tort, workers compensation, employment, commercial and infringement and other intellectual property claims. Where appropriate, W-H makes

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provision for a liability with respect to these claims in its financial statements in accordance with generally accepted accounting principles. These provisions are reviewed periodically and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and events pertaining to a particular case. Litigation is inherently unpredictable. Based upon information currently available, W-H believes that its ultimate liability with respect to these proceedings and claims will not materially affect its consolidated results of operations or financial position.

9.	Income Taxes

The components of W-H’s income tax provision are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005

Current
U.S. federal and state income taxes	$66,202	$53,495	$26,114
Foreign	6,598	6,873	2,204

Total current	72,800	60,368	28,318

Deferred
U.S. federal and state income taxes	13,464	14,059	4,446
Foreign	(1,071)	(3,215)	(1,156)

Total deferred	12,393	10,844	3,290

Total provision	$85,193	$71,212	$31,608

The United States and foreign components of income before income taxes are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005

United States	$213,629	$182,760	$78,240
Foreign	17,975	4,058	2,978

Total	$231,604	$186,818	$81,218

The total provision for income taxes differs from an amount computed at the statutory federal income tax rate as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005

Federal income tax at statutory rate of 35%	$81,061	$65,386	$28,426
State income taxes, net of federal benefit	5,334	4,693	2,702
Other	174	144	(70)
Foreign income taxes, net of credits	268	(653)	(436)
Nondeductible items	1,155	1,120	1,233
Increase (decrease) in valuation allowance	(1,507)	1,362	334
Credits	(583)	(840)	(581)
FIN 48 adjustments	(299)	—	—
Change in tax laws	(410)	—	—

Total provision	$85,193	$71,212	$31,608

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The significant components of the deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2007	2006

Deferred tax assets —
Net operating loss carry-forwards	$4,333	$4,594
Accruals not currently deductible for tax purposes	5,770	6,932
Write-off of bad debts	1,858	1,413
Inventory costs capitalized for tax purposes	803	506
Share-based compensation	2,345	1,371
Credit carry forwards	160	1,635
Other	3,464	2,956

Total gross deferred tax assets	18,733	19,407
Less — valuation allowance	(1,726)	(3,233)

Net deferred tax assets	17,007	16,174

Deferred tax liabilities —
Tax depreciation in excess of book depreciation	(53,484)	(41,540)
Tax amortization in excess of book amortization	(16,986)	(14,497)
Other	(3,212)	(4,756)

Total gross deferred tax liabilities	(73,682)	(60,793)

Net deferred tax liabilities	$(56,675)	$(44,619)

U.S. deferred income taxes and related foreign dividend withholding taxes have not been provided on the undistributed earnings and profits of the company’s foreign subsidiaries. W-H considers such earnings to be permanently reinvested outside the United States. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings.

As of December 31, 2007, W-H had deferred tax assets of $4.3 million relating to $1.3 million of state net operating loss (“NOL”) carry-forwards and $3.0 million of foreign NOL carry-forwards. The foreign NOL’s have no expiration date. State NOL carry-forwards expire beginning in 2008 until 2021. The NOL and credit carry-forwards can be used to reduce W-H’s federal, state and foreign income taxes payable in future years. W-H’s ability to realize the entire benefit of its deferred tax assets requires that W-H achieve certain future earnings levels prior to the expiration of its NOL carry-forwards.

Valuation allowances have been established for uncertainties in realizing the benefit of tax loss and credit carry-forwards. While W-H expects to realize the net deferred tax assets, changes in future taxable income or in tax laws may alter this expectation. W-H could be required to record an additional valuation allowance against certain or all of its remaining deferred tax assets if market conditions deteriorate or future earnings are below current estimates. As of December 31, 2007, the valuation allowance relates principally to foreign NOL’s. The valuation allowance decreased approximately $1.5 million in 2007, increased $1.4 million in 2006 and increased $0.3 million in 2005. The change related principally to amounts provided on foreign NOL’s in jurisdictions where management does not believe W-H will be able to utilize the losses in future periods.

W-H is subject to periodic audits by the Internal Revenue Service and other foreign, state and local taxing authorities. Currently, W-H is involved in various federal, state and foreign income tax examinations by tax authorities for years ranging from 2000 through 2005. These audits may challenge certain of W-H’s tax positions such as the timing and amount of deductions and allocation of taxable income to the various tax jurisdictions.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income tax contingencies are accounted for in accordance with the provisions FIN 48, and may require significant management judgment in estimating final outcomes. Actual results could materially differ from these estimates and could significantly affect the effective tax rate and cash flows in future years.

Prior to adoption of FIN 48, W-H recognized liabilities for anticipated tax issues based on its estimate of whether, and the extent to which, additional taxes will be due. These liabilities were adjusted accordingly as information on the associated tax issues becomes available. As of December 31, 2006, amounts reserved for such contingencies were $6.2 million.

W-H adopted the provisions of FIN 48 effective as of January 1, 2007. Upon adoption, W-H recognized a cumulative effect adjustment of approximately $4.1 million as a reduction to retained earnings to increase the liability for unrecognized tax benefits. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$13,560
Increases based on tax positions taken in the current year	706
Increases based on tax positions taken in prior years	50
Decreases due to lapse of applicable statute of limitations	(1,125)
Decreases based on tax positions taken in prior years	(525)
Decreases due to settlements with tax authorities	(158)

Balance at December 31, 2007	$12,508

As of December 31, 2007, W-H had unrecognized tax benefits of $12.5 million, of which $7.4 million would have an impact on the annual effective tax rate upon recognition. Of the remaining balance, W-H had $2.9 million of various tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

W-H recognizes interest and penalties related to unrecognized tax benefits in income tax expense. This is an accounting policy election that is consistent with W-H’s historical policy. As of January 1, 2007, W-H had recorded approximately $1.4 million for the payment of tax-related interest and penalties including amounts recorded upon adoption of FIN 48. For the year ended December 31, 2007, W-H recorded approximately $1.4 million and $0.1 million for the payment of tax-related interest and penalties, respectively. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

It is reasonably possible that within the next 12 months, W-H will see a decrease of approximately $2.2 million in unrecognized tax benefits and a related $0.3 million of interest and penalties a result of the expiration of various applicable statute of limitations and the settlement of various federal, state, and international audits.

10.	Related-Party Transactions

In July 2007, one of W-H’s subsidiaries purchased real property from entities that were owned by a W-H officer and an immediate relative of such officer. The purchase price of the property totaled approximately $3.6 million. That subsidiary had previously leased such property for its operations. For the years ended December 31, 2007, 2006 and 2005, W-H paid $63,000, $108,000, and $108,000, respectively, for such annual lease costs.

An additional W-H subsidiary leases its facilities from a company that is partially owned by a W-H officer. For the years ended December 31, 2007, 2006 and 2005, W-H paid the company approximately $378,000, $372,000 and $312,000, respectively for such annual lease costs.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

W-H’s Chairman, President and Chief Executive Officer is the owner of a publishing company which made payments to W-H of approximately $14,000, $59,000 and $42,000 for the years ended December 31, 2007, 2006 and 2005, respectively, primarily for rental of office space.

11.	Shareholders’ Equity

Stock options

On May 10, 2006, W-H’s shareholders approved W-H’s 2006 Stock Awards Plan (the “2006 Plan”). Under the 2006 Plan, W-H may grant equity-based awards including stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and other stock-based awards. An aggregate of 1,100,000 shares of W-H’s common stock are reserved for issuance under the plan, subject to adjustments as described in the plan. The number of shares reserved for issuance will be reduced only by the number of shares of common stock delivered in payment or settlement of awards. Any shares of common stock issued in connection with restricted stock, restricted stock units, performance units or other full value awards will count against the limit of reserved shares as 1.7 shares of common stock for every one share of common stock issued. Shares of common stock issued in connection with other types of awards will be counted against the limit of reserved shares as one share of common stock for every one share of common stock issued. Each award granted under the 2006 Plan is subject to such terms and conditions as the compensation committee of W-H’s Board of Directors may approve.

Under the 2006 Plan, W-H is no longer permitted to issue new awards under its 1997 Stock Option Plan (the “1997 Plan”). As of December 31, 2007, options to purchase 1,220,138 shares of W-H’s common stock were outstanding under the 1997 Plan. The options currently outstanding under the 1997 Option Plan vest ratably over a four-year period, commencing on the grant date, in 25% increments after each year of service has been completed, and will expire ten years from their respective grant dates. The terms of each option also provide that if an optionee’s employment terminates for any reason, the option may be exercised during the three-month period following such termination, but only to the extent vested at the time of such termination.

On March 29, 1999, prior to its initial public offering, W-H issued options to purchase 900,900 shares of W-H’s common stock to its chief executive officer under a separate non-statutory option plan. These options have a 10-year term and an exercise price of $4.55 per share. As of December 31, 2007, the remaining unexercised options to purchase 345,000 shares of common stock were vested.

As of December 31, 2007, there was approximately $2.6 million of total unrecognized compensation cost related to nonvested stock option awards that is expected to be recognized over a weighted-average period of 1.3 years. The intrinsic value for stock options is defined as the difference between the current market value and the grant price. During the years ended December 31, 2007 and 2006, cash received from options exercised was approximately $6.8 million and $17.4 million, respectively, and the excess tax benefit from share-based compensation totaled approximately $5.6 million and $13.3 million, respectively.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of W-H’s stock option activity for the three years ended December 31, 2007 is as follows:

			Weighted Average	Aggregate
		Weighted	Remaining	Intrinsic Value
	Number of	Average Price	Contractual Term	(Amounts in
	Options	Per Share	(Years)	thousands)

Outstanding December 31, 2004	3,745,192	$14.43
Granted	503,500	23.27
Exercised	(990,045)	13.09		$17,861
Expired/canceled	(90,981)	20.77

Outstanding December 31, 2005	3,167,666	16.07

Granted	—	—
Exercised	(1,197,137)	14.58		39,335
Expired/canceled	(18,625)	20.84

Outstanding December 31, 2006	1,951,904	16.94

Granted	—
Exercised	(380,628)	17.81		15,235
Expired/canceled	(6,138)	17.22

Outstanding December 31, 2007	1,565,138	16.76	4.6	61,737

Exercisable at December 31, 2007	1,209,013	15.35	3.9	49,401

The following table summarizes information about stock options outstanding at December 31, 2007:

	Options Outstanding			Options Exercisable
	Outstanding	Weighted Average	Weighted	Exercisable	Weighted
	as of	Remaining	Average	as of	Average
Range of Exercise	December 31,	Contractual Life	Exercise	December 31,	Exercise
Prices	2007	(in Years)	Price	2007	Price

$ 2.21- 5.30	384,738	1.27	$4.57	384,738	$4.57
15.28-21.75	563,425	5.44	18.11	444,050	18.09
22.88-31.39	616,975	5.99	23.14	380,225	23.05

2.21- 31.39	1,565,138	4.63	16.76	1,209,013	15.35

Restricted Stock

On February 7, 2007, W-H awarded a total of 52,000 shares of restricted stock under its 2006 Stock Awards Plan to certain employees, including 20,000 shares awarded to W-H’s Chairman, President and Chief Executive Officer. The fair value of the restricted stock issued was approximately $2.3 million and is being recognized as compensation expense over the vesting periods ranging from 31 months to 48 months.

On May 9, 2007, W-H awarded a total of 15,000 shares of restricted stock under its 2006 Stock Awards Plan to its independent directors. The fair value of the restricted stock issued was approximately $0.9 million and is being recognized as compensation expense over the 48 month vesting period.

For the years ended December 31, 2007, 2006 and 2005, W-H recognized $2.5 million, $1.2 million and $0.5 million in compensation expense relating to restricted stock awards.

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of W-H’s restricted stock from December 31, 2006 to December 31, 2007 is as follows:

		Weighted
		Average
	Number of	Fair Value
	Shares	Per Share

Nonvested balance at December 31, 2006	142,000	$49.51
Granted	67,000	47.91
Vested	(60,916)	39.16
Forfeited	—	—

Nonvested balance at December 31, 2007	148,084	53.05

The total grant-date fair value of restricted stock vested during the year ended December 31, 2007 was approximately $2.4 million. As of December 31, 2007, there was approximately $6.4 million of total unrecognized compensation cost related to nonvested restricted stock awards that is expected to be recognized over a weighted-average period of 2.6 years.

12.	401(k) Plan

W-H maintains a 401(k) plan that enables employees to defer up to specified percentages of their annual compensation and contribute such amount to the plan. W-H may contribute a matching amount for each participant equal to a discretionary percentage determined annually by W-H. W-H may also contribute additional amounts at its sole discretion. W-H matching contributions were approximately $7.2 million, $4.8 million and $2.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

13.	Operating Segments

Management has elected to aggregate its business unit segments based on the differences in each segment’s customers, the products and services offered and other economic characteristics. Based on these requirements, management has identified the following reportable segments: (1) drilling related products and services and (2) completion and workover related products and services. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

Drilling Related Products and Services

The drilling segment provides products and services used by oil and natural gas companies, drilling contractors and other oilfield service companies for the drilling of oil and natural gas wells. These products and services are used primarily throughout North America and in select international areas. This segment includes the following business lines: (1) logging-while-drilling; (2) measurement-while-drilling; (3) directional drilling; (4) down-hole drilling motors; (5) drilling fluids and (6) rental tools.

Completion and Workover Related Products and Services

The completion and workover segment provides products and services primarily to customers onshore in the United States and offshore in the Gulf of Mexico. These products and services include: (1) cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment; (2) coiled tubing; (3) completion fluids and (4) rental tools.

Summary Information

W-H recognizes revenues, cost of revenues, selling, general and administrative expense, research and development expense and depreciation and amortization expense by segment. Interest expense and other income

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(expense) are not monitored by segment. Summarized information for W-H’s reportable segments is contained in the following tables (in thousands):

As of and for the year ended December 31, 2007:

	Drilling	Completion	Corporate	Total

Revenues	$738,413	$388,594	$—	$1,127,007
Operating Income	159,675	99,928	(19,644)	239,959
Depreciation & Amortization	48,452	30,603	231	79,286
Total assets	628,608	334,586	43,836	1,007,030
Capital expenditures	121,858	77,461	769	200,088

As of and for the year ended December 31, 2006 (as adjusted):

	Drilling	Completion	Corporate	Total

Revenues	$563,945	$330,809	$—	$894,754
Operating Income	116,420	96,295	(16,961)	195,754
Depreciation & Amortization	38,563	23,908	242	62,713
Total assets	480,962	287,545	55,774	824,281
Capital expenditures	92,281	61,412	97	153,790

As of and for the year ended December 31, 2005 (as adjusted):

	Drilling	Completion	Corporate	Total

Revenues	$409,155	$225,206	$—	$634,361
Operating Income	52,052	51,761	(11,818)	91,995
Depreciation & Amortization	36,136	20,253	250	56,639
Total assets	369,930	228,169	23,876	621,975
Capital expenditures	54,710	34,154	103	88,967

W-H operates in the United States, the North Sea and other geographic regions. The following is summary information by geographic region (in thousands):

	For the Years Ended December 31,
	2007	2006	2005

Revenues:
United States	$1,000,138	$806,468	$564,439
North Sea	61,173	39,269	33,196
Other	65,696	49,017	36,726

Total	$1,127,007	$894,754	$634,361

	For the Years Ended December 31,
	2007	2006		2005

Operating Income:		(as adjusted	)	(as adjusted	)
United States	$215,946	$186,573		$87,183
North Sea	13,271	4,202		1,720
Other	10,742	4,979		3,092

Total	$239,959	$195,754		$91,995

W-H ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following presents property and equipment, net, by geographic region (in thousands):

	As of December 31,
	2007	2006

United States	$404,111	$306,357
North Sea	13,588	13,986
Other	31,214	23,153

Total	$448,913	$343,496

14.	Interim Financial Information (Unaudited)

The following is a summary of consolidated interim information for each of the quarters in the years ended December 31, 2007 and 2006 (amounts in thousands, except per share data):

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2007
Revenues	$272,887	$277,752	$282,992	$293,376
Operating income	59,920	62,755	56,693	60,591
Net income	35,824	39,074	34,712	36,801
Earnings per common share:
Basic	1.19	1.29	1.14	1.21
Diluted	1.16	1.25	1.11	1.18

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2006
Revenues	$201,809	$215,755	$238,851	$238,339
Operating income	40,226	46,630	54,458	54,440
Net income	23,327	28,466	31,513	32,300
Earnings per common share:
Basic	0.80	0.96	1.05	1.08
Diluted	0.77	0.93	1.02	1.05

15.	Subsequent Events

On February 1, 2008, W-H awarded a total of 140,500 shares of restricted stock under the 2006 Plan to certain executives and employees. The fair value of the restricted stock issued was approximately $7.9 million and will be recognized as compensation expense over the vesting period of four years.

On February 22, 2008, W-H acquired a company that provides drilling jars and related parts to the oil and natural gas industry for cash consideration of approximately $47.5 million.

W-H ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2008	2007
Current Assets:
Cash and cash equivalents	$30,943	$23,076
Accounts receivable, net of allowance of $6,343 and $6,696, respectively	281,437	252,313
Inventories	119,232	102,584
Deferred income taxes	15,747	13,401
Prepaid expenses and other	15,309	15,479

Total current assets	462,668	406,853
Property and equipment, net	516,302	448,913
Goodwill, net	171,050	135,928
Other assets, net	28,553	15,336

Total assets	$1,178,573	$1,007,030

Current Liabilities:
Accrued liabilities	$62,980	$62,059
Accounts payable	64,705	54,756

Total current liabilities	127,685	116,815
Long-term debt	225,149	150,000
Deferred income taxes	74,833	73,526
Other long-term obligations	9,669	11,161
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value, 100,000 shares authorized 30,977 and 30,699 shares issued and outstanding, respectively	3	3
Additional paid-in capital	301,929	293,424
Other comprehensive income	5,689	6,291
Retained earnings	433,616	355,810

Total shareholders’ equity	741,237	655,528

Total liabilities and shareholders’ equity	$1,178,573	$1,007,030

The accompanying notes are an integral part of these consolidated financial statements.

W-H ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues	$346,937	$277,752	$647,905	$550,639
Costs and expenses:
Cost of revenues	191,276	145,386	355,314	292,805
Selling, general and administrative	50,874	44,964	97,044	88,244
Transaction related costs (Note 1)	5,350	—	5,350	—
Research and development	6,849	5,485	12,943	10,201
Depreciation and amortization	24,671	19,162	47,988	36,714

Total costs and expenses	279,020	214,997	518,639	427,964

Operating income	67,917	62,755	129,266	122,675
Other (income) expense:
Interest expense, net	2,770	1,896	5,178	3,889
Other (income) expense, net	(4)	(70)	(12)	(41)

Income before income taxes	65,151	60,929	124,100	118,827
Provision for income taxes	24,405	21,855	46,294	43,929

Net income	$40,746	$39,074	$77,806	$74,898

Comprehensive income:
Net income	$40,746	$39,074	$77,806	$74,898
Increase (decrease) in interest rate swap valuations	2,126	989	(633)	416
Foreign currency translation adjustment	333	16	31	194

Comprehensive income	$43,205	$40,079	$77,204	$75,508

Earnings per share:
Basic	$1.33	$1.29	$2.54	$2.48
Diluted	$1.29	$1.25	$2.48	$2.42
Number of shares used in calculation of earnings per share:
Basic	30,670	30,315	30,622	30,196
Diluted	31,480	31,140	31,389	31,008
The accompanying notes are an integral part of these consolidated financial statements.

W-H ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months
	Ended June 30,
	2008	2007
Cash Flows from Operating Activities:
Net income	$77,806	$74,898
Adjustments to reconcile net income to cash provided by operating activities —
Depreciation and amortization	47,988	36,714
Provision for doubtful accounts	(284)	813
Gain on sales of equipment	(15,623)	(10,689)
Deferred tax provision	(1,428)	(2,365)
Share-based compensation	3,330	2,888
Amortization of deferred financing costs	262	287
Excess tax benefit from share-based compensation	(2,725)	(3,434)
Changes in operating assets and liabilities, excluding effects of acquisitions —
Accounts receivable, net	(26,161)	(29,875)
Inventories	(15,806)	(15,112)
Prepaid expenses and other	540	(6,917)
Other assets, net	140	976
Accounts payable, accrued liabilities and other	9,101	(2,920)

Net cash provided by operating activities	77,140	45,264

Cash Flows from Investing Activities:
Additions to property and equipment	(120,081)	(97,776)
Acquisition of businesses, net of cash acquired	(56,039)	(12,583)
Proceeds from sales of equipment	26,539	21,137

Net cash used in investing activities	(149,581)	(89,222)

Cash Flows from Financing Activities:
Proceeds from the issuance of debt	138,720	76,931
Payments on debt	(63,571)	(56,856)
Proceeds from the exercise of stock options	2,450	5,205
Excess tax benefit from share-based compensation	2,725	3,434

Net cash provided by financing activities	80,324	28,714

Effect of exchange rate changes on cash	(16)	258

Net increase (decrease) in cash and cash equivalents	7,867	(14,986)
Cash and cash equivalents, beginning of period	23,076	36,329

Cash and cash equivalents, end of period	$30,943	$21,343

The accompanying notes are an integral part of these consolidated financial statements.

W-H ENERGY SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Business Organization
Description of Company
     W-H Energy Services, Inc., a Texas corporation, and its subsidiaries (collectively, “W-H”) is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. W-H has the following primary lines of business: (1) drilling related products and services, which include logging-while-drilling, measurement-while-drilling, directional drilling, down-hole drilling motors, drilling fluids and rental tools; and (2) completion and workover related products and services, which include cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment, coiled tubing, completion fluids and rental tools.
Proposed Acquisition of W-H by Smith International, Inc.
     On June 3, 2008, W-H entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Smith International, Inc. (“Smith”) and an indirect wholly owned subsidiary of Smith, pursuant to which W-H is expected to become a wholly owned subsidiary of Smith (the “Acquisition”). In order to effectuate the Acquisition, and in accordance with the Merger Agreement, the Smith subsidiary has commenced an offer to exchange (the “Offer”) each outstanding share of W-H’s common stock validly tendered and not withdrawn in the exchange offer, at the election of the holder of such share, for:
•	$56.10 in cash, without interest, and 0.48 shares of Smith’s common stock, par value $1.00 per share, including the associated preferred share purchase rights (“Smith Common Stock”); or

•	$93.55 in cash, without interest (the “All-Cash Consideration”); or

•	1.1990 shares of Smith Common Stock (the “All-Stock Consideration”),
subject in each case to the election procedures and, in the case of elections of the All-Cash Consideration or the All-Stock Consideration, to the proration procedures described in Smith’s Prospectus/Offer to Exchange dated June 24, 2008, as amended, included in Smith’s Registration Statement on Form S-4 filed with the SEC on June 24, 2008, as amended, and which, together with the related letter of election and transmittal, as the same may be amended, constitute the “Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of August 18, 2008, unless further extended.
     Following consummation of the Offer, W-H will merge with a wholly owned subsidiary of Smith, with W-H surviving such merger. In the merger, any remaining shares of W-H’s common stock not tendered pursuant to the Offer will be cancelled and converted into the right to receive $56.10 in cash, without interest, and 0.48 shares of Smith Common Stock, subject to adjustment pursuant to the Merger Agreement. Following such merger, W-H, as the surviving corporation of such merger, will be a wholly-owned subsidiary of Smith and the former W-H shareholders will no longer have any direct ownership interest in W-H. Such merger will be followed by a second merger pursuant to which W-H will merge with and into a direct wholly owned subsidiary of Smith, with such subsidiary surviving such second merger.
     W-H expects that the Acquisition will be completed during the third quarter of 2008, but the closing is subject to customary closing conditions, including (i) there being validly tendered and not properly withdrawn before the expiration of the Offer at least 66 2/3% of W-H’s outstanding shares of common stock, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) Smith’s Registration Statement on Form S-4 having become effective.

     Through June 30, 2008, W-H had incurred approximately $5.4 million in expenses associated with the transactions contemplated by the Merger Agreement, including legal fees and fees payable to UBS Securities LLC (“UBS”) in respect of that firm’s fairness opinion provided to W-H’s Board of Directors in connection with the Acquisition transaction. Such costs have been reported as transaction related costs on the consolidated statement of operations for the three months and six months ended June 30, 2008. Pursuant to the engagement letter between W-H and UBS, W-H will be obligated to pay UBS an additional fee of approximately $22.0 million at the closing of the Acquisition in respect of the financial advisory services provided by UBS to W-H.
Basis of Presentation
     The unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Rule 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the Consolidated Financial Statements and footnotes thereto included in W-H’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”). In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.
Accounting Policies and Procedures
     Effective January 1, 2008, W-H adopted SFAS No. 157, Fair Value Measurements, (“SFAS No. 157”) as it relates to financial assets and financial liabilities. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until January 1, 2009 for calendar year-end entities. Accordingly, W-H will defer the adoption of SFAS No. 157 for its nonfinancial assets and nonfinancial liabilities until January 1, 2009. The adoption of SFAS No. 157 did not cause a change in the method of calculating fair value of assets or liabilities. The primary impact from adoption was additional disclosures. See Note 6 for more information.
     Effective January 1, 2008, W-H adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure most financial instruments and certain other items at fair value on an instrument-by-instrument basis (the fair value option) with changes in fair value reported in earnings. W-H adopted SFAS No. 159 on January 1, 2008. W-H already records its hedging activities at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The adoption of SFAS No. 159 had no impact on W-H’s financial statements as W-H did not elect the fair value option for any other assets and liabilities.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”) to change how an entity accounts for the acquisition of a business. SFAS No. 141R carries forward the existing requirements to account for all business combinations using the acquisition method (formerly called the purchase method). In general, SFAS No. 141R will require acquisition-date fair value measurement of identifiable assets acquired, liabilities assumed and non-controlling interests in the acquiree. SFAS No. 141R will eliminate the current cost-based purchase method under SFAS No. 141. The new measurement requirements will result in the recognition of the full amount of acquisition-date goodwill, which includes amounts attributable to non-controlling interests. The acquirer will recognize in income any gain or loss on the remeasurement to acquisition-date fair value of consideration transferred or of previously acquired equity interests in the acquiree. The direct costs incurred to effect a business combination and the costs the acquirer expects to incur under a plan to restructure an acquired business will be charged to expense when incurred. SFAS No. 141R will also change the accounting for contingent consideration, in process research and development, contingencies, and restructuring costs. In addition, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination that occur after the measurement period will impact income taxes under SFAS No. 141R. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those years. W-H intends to adopt SFAS No. 141R effective January 1, 2009 and apply its provisions prospectively. W-H currently does not believe that the adoption of SFAS No. 141R will have a significant effect on its financial statements;

however, the effect is dependent upon whether W-H makes any future acquisitions and the specific terms of those acquisitions.
     SFAS No. 141R amends the goodwill impairment test requirements in SFAS No. 142. For a goodwill impairment test as of a date after the effective date of SFAS No. 141R, the value of the reporting unit and the amount of implied goodwill, calculated in the second step of the test, will be determined in accordance with the measurement and recognition guidance on accounting for business combinations under SFAS No. 141R. This change could effect the determination of what amount, if any, should be recognized as an impairment loss for goodwill recorded before the effective date of SFAS No. 141R. W-H has not determined what effect, if any, SFAS No. 141R will have on the results of its goodwill impairment testing subsequent to December 31, 2008.
     Other than the adoptions of SFAS No. 157 and SFAS No. 159 as of January 1, 2008 described above, W-H has not added to or changed its accounting policies since December 31, 2007. For a description of these policies, refer to Note 2 of the Consolidated Financial Statements in W-H’s Annual Report on Form 10-K for the year ended December 31, 2007.
2. Acquisitions
     On February 22, 2008, W-H’s wholly-owned subsidiary, Sup-R-Jar, Inc. (“Sup-R-Jar”), acquired substantially all of the assets of a drilling jar company for cash consideration of approximately $49.9 million. Sup-R-Jar leases and sells these assets to participants in the oil and natural gas industry. The following table summarizes the preliminary purchase price allocation to the fair values of the net assets acquired in this acquisition (in thousands):

Net assets acquired:
Current assets	$3,841
Property and equipment	4,929
Goodwill	30,384
Other intangibles and other assets	11,403
Current liabilities	(616)

Net assets acquired	$49,941

     On April 9, 2008, W-H’s wholly-owned subsidiary, PathFinder Energy Services, Inc. (“PathFinder”), acquired a directional drilling technology company and related technology for cash consideration of approximately $8.1 million. The technology included in this acquisition is expected to complement the directional drilling services provided by PathFinder.
     Unaudited proforma consolidated financial information for these acquisitions has not been included as the results were not material to current operations.
3. Earnings per Share
     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period as adjusted for the dilutive effect of stock options and restricted shares. For the three months and six months June 30, 2008 and 2007, there were no anti-dilutive stock options; therefore, the effect of all stock options were included in the diluted earnings per share calculation.

     The following reconciles basic and diluted weighted average shares outstanding (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Basic weighted average shares outstanding	30,670	30,315	30,622	30,196
Dilutive effect of stock options and restricted shares	810	825	767	812

Diluted weighted average shares outstanding	31,480	31,140	31,389	31,008

4. Inventories
     The components of inventories as of June 30, 2008 and December 31, 2007 are as follows (in thousands):

	June 30, 2008	December 31, 2007
Finished goods	$85,250	$73,999
Work-in-process	12,261	10,937
Raw materials and supplies	32,022	27,227
Inventory reserve	(10,301)	(9,579)

Inventories	$119,232	$102,584

5. Credit Facility
     W-H maintains a revolving credit facility with certain lenders to provide for its cash, liquidity and other borrowing needs. The credit facility provides for aggregate borrowings of up to $375.0 million and matures on May 5, 2010. As of June 30, 2008, W-H had an outstanding loan balance of $225.1 million and approximately $10.5 million in letters of credit issued under its credit facility, resulting in an available borrowing capacity on such date of approximately $139.4 million.
     Amounts borrowed under the credit facility bear interest, at W-H’s election, at either a variable rate equal to LIBOR, plus a margin ranging from 1.0% to 2.0%, depending upon W-H’s leverage ratio, or an alternate base rate equal to the higher of (1) the prime rate or (2) the federal funds rate plus 0.5%, plus a margin ranging from zero to 1.0%, depending upon W-H’s leverage ratio.
     In May 2005, W-H entered into interest rate swap agreements with a total notional amount of $150.0 million related to its credit facility. Under these agreements, W-H receives interest at a floating rate equal to the three-month LIBOR rate and pays interest at a fixed rate of 4.24%. Including the effect of the interest rate swap agreements, W-H was incurring interest at a weighted average rate of approximately 4.9% on its total outstanding borrowings as of June 30, 2008.
     The credit facility is secured by a lien on substantially all of W-H’s property and assets, a pledge of all the capital stock of W-H’s domestic subsidiaries and a pledge of not greater than 65% of the capital stock of each of W-H’s top tier foreign subsidiaries. In addition, the credit facility is guaranteed by all of W-H’s domestic subsidiaries. The credit facility requires, among other things, that W-H maintain certain financial ratios, including a leverage ratio and an interest coverage ratio, and a specified net worth. The credit facility limits the amount of capital expenditures W-H may make, the amount of debt W-H may incur outside of the credit facility, the amount of future investments W-H may make, the ability of W-H to pay dividends and the ability of W-H to engage in certain business combination transactions.
     Although the consummation of the Offer would result in an event of default under W-H’s revolving credit facility, giving the lenders thereunder the right to accelerate all indebtedness outstanding thereunder, W-H and Smith intend to repay amounts outstanding and terminate the credit facility contemporaneously with the closing of the Offer.

6. Fair Value Disclosures
     SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principals and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. The adoption of SFAS No. 157, as it relates to financial assets, had no impact on W-H’s consolidated financial position, results of operations and cash flows. W-H is currently evaluating the potential impact of SFAS No. 157, as it relates to nonfinancial assets and nonfinancial liabilities, on its consolidated financial position, results of operations and cash flows.
     SFAS No. 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows:
     Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
     Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
     Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
     A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. W-H’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The following table presents information about W-H’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by W-H to determine such fair value (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:	$—	$—	$—	$—

Liabilities:
Interest rate swaps	$—	$2,425	$—	$2,425

     The following methods and assumptions were used to estimate the fair values of the assets and liabilities in the table above:
     Interest Rate Swaps — W-H’s interest rate swaps are valued using the counterparty’s marked-to-market statement, which can be validated using modeling techniques that include market inputs such as publicly available interest rate yield curves, and is designated as Level 2 within the valuation hierarchy.
     The Company has no assets or liabilities measured at fair value on a recurring basis that meet the definition of Level 3, which is significant unobservable inputs.
7. Litigation
     W-H is from time to time a party or otherwise subject to legal proceedings, claims, investigations and other proceedings in the ordinary course of its business. These matters typically involve tort, workers compensation, commercial, employment and infringement and other intellectual property claims. Where appropriate, W-H makes provision for a liability with respect to these claims in its financial statements in accordance with generally accepted accounting principles. These provisions are reviewed periodically and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and events pertaining to a particular case. Litigation is inherently unpredictable. Based upon information currently available, management believes that the ultimate liability with respect to these proceedings and claims will not materially affect W-H’s consolidated results of operations or financial position.

8. Shareholders’ Equity
Stock options
     A summary of W-H’s stock options from December 31, 2007 to June 30, 2008 is as follows:

			Weighted Average
	Number of	Weighted Average	Remaining	Aggregate
	Options	Price per Share	Contractual Term	Intrinsic Value
			(Years)	(Amounts in thousands)
Outstanding at December 31, 2007	1,565,138	$16.76
Granted	—	—
Exercised	(137,300)	19.65		$7,525
Expired/canceled	(36,250)	19.44

Outstanding at June 30, 2008	1,391,588	16.41	4.1	100,393

Exercisable at June 30, 2008	1,205,713	15.50	3.7	96,746

Restricted Stock
     During the six months ended June 30, 2008, W-H awarded a total of 154,500 shares of restricted stock under its 2006 Stock Awards Plan to certain employees. The fair value of the restricted stock issued was approximately $8.8 million and will be recognized as compensation expense over the vesting period of 48 months.
     A summary of W-H’s restricted stock from December 31, 2007 to June 30, 2008 is as follows:

		Weighted
		Average
	Number of	Fair Value
	Shares	Per Share
Nonvested balance at December 31, 2007	148,084	$53.05
Granted	154,500	55.17
Vested	(41,000)	52.53
Forfeited	(1,500)	56.36

Nonvested balance at June 30, 2008	260,084	$52.74

9. Operating Segments
     Management has elected to aggregate W-H’s business unit segments based on the differences in each segment’s customers, the products and services offered and other economic characteristics. Based on these criteria, management has identified the following reportable segments: (1) drilling related products and services and (2) completion and workover related products and services. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies in W-H’s Annual Report on Form 10-K for the year ended December 31, 2007.
Drilling Related Products and Services
     The drilling segment provides products and services used by oil and natural gas companies, drilling contractors and other oilfield service companies for the drilling of oil and natural gas wells. These products and services are used primarily throughout North America and in select international areas. This segment includes the following business lines: (1) logging-while-drilling; (2) measurement-while-drilling; (3) directional drilling; (4) down-hole drilling motors; (5) drilling fluids and (6) rental tools.
Completion and Workover Related Products and Services
     The completion and workover segment provides products and services primarily to customers onshore in the United States and offshore in the Gulf of Mexico. These products and services include: (1) cased-hole wireline logging, perforating, tubing conveyed perforating and associated rental equipment; (2) coiled tubing; (3) completion fluids and (4) rental tools.

Summary Information
     W-H recognizes revenues, operating income, depreciation and amortization expense, total assets and capital expenditures by segment. Interest expense and other income (expense) are not monitored by segment. Summarized information for W-H’s reportable segments is contained in the following tables (in thousands):
     As of and for the three months ended June 30, 2008:

	Drilling	Completion	Corporate	Total
Revenues	$222,984	$123,953	$—	$346,937
Operating income	43,242	34,842	(10,167)	67,917
Depreciation and amortization	14,899	9,709	63	24,671
Total assets	765,202	375,212	38,159	1,178,573
Capital expenditures	43,840	18,113	35	61,988
     As of and for the three months ended June 30, 2007:

	Drilling	Completion	Corporate	Total
Revenues	$179,141	$98,611	$—	$277,752
Operating income	41,307	26,032	(4,584)	62,755
Depreciation and amortization	11,600	7,493	69	19,162
Total assets	578,163	320,623	39,087	937,873
Capital expenditures	28,681	21,428	426	50,535
     As of and for the six months ended June 30, 2008:

	Drilling	Completion	Corporate	Total
Revenues	$417,237	$230,668	$—	$647,905
Operating income	80,835	63,289	(14,858)	129,266
Depreciation and amortization	28,962	18,899	127	47,988
Total assets	765,202	375,212	38,159	1,178,573
Capital expenditures	75,843	44,185	53	120,081
     As of and for the six months ended June 30, 2007:

	Drilling	Completion	Corporate	Total
Revenues	$358,402	$192,237	$—	$550,639
Operating income	80,289	51,884	(9,498)	122,675
Depreciation and amortization	22,173	14,426	115	36,714
Total assets	578,163	320,623	39,087	937,873
Capital expenditures	54,593	42,530	653	97,776

     W-H operates in the United States, the North Sea and other select geographic regions. The following is summary information by geographic region (in thousands):
Revenues

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
United States	$315,597	$249,898	$585,537	$487,185
North Sea	10,875	12,923	24,577	28,723
Other	20,465	14,931	37,791	34,731

Total	$346,937	$277,752	$647,905	$550,639

Operating Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
United States	$62,422	$57,304	$117,223	$111,035
North Sea	1,090	2,864	3,997	4,616
Other	4,405	2,587	8,046	7,024

Total	$67,917	$62,755	$129,266	$122,675

Property and equipment, net

	June 30,	December 31,
	2008	2007
United States	$469,470	$404,111
North Sea	13,088	13,588
Other	33,744	31,214

Total	$516,302	$448,913